Exhibit 99.1

BayCom Corp Reports 2018 Third Quarter Earnings of $3.5 Million

WALNUT CREEK, CA, October 24, 2018--(Business Wire)—BayCom Corp (the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $3.5 million, or $0.31 per diluted share, for the third quarter of 2018 compared to $3.2 million, or $0.46 per diluted share, for the third quarter of 2017, and earnings of $4.3 million, or $0.45 per diluted share, for the second quarter of 2018. The increase in earnings during the third quarter of 2018 compared to the same quarter last year was primarily due to increases in net interest income and other non-interest income as a result of the Plaza acquisition in November 2017, and the lower effective tax rate in 2018, partially offset by the higher provision for loan losses for the third quarter 2018. The decrease in earnings during the third quarter of 2018 compared to the prior quarter was primarily due to a $838,000 increase in provision for loan losses resulting from the reclassification of one commercial real estate loan and one commercial and industrial loan to non-accrual status. The Company had net income of $11.9 million, or $1.30 per diluted common share, for the nine months ended September 30, 2018, compared to $6.1 million, or $0.97 per diluted common share, for the nine months ended September 30, 2017.

Third Quarter 2018 Performance Highlights:

•	Total assets increased to $1.34 billion at September 30, 2018 compared to $1.19 billion at September 30, 2017 and decreased slightly compared to $1.35 billion at June 30, 2018. The increase from the prior year was the result of the Plaza Bank merger in November 2017 and organic loan growth.

•	Loans, net of allowance for loan losses and deferred fees, totaled $896.4 million at September 30, 2018, compared to $839.6 million at September 30, 2017 and $908.5 million at June 30, 2018.

•	Deposits totaled $1.13 billion at September 30, 2018 compared to $1.05 billion at September 30, 2017 and $1.14 billion at June 30, 2018. Non-interest bearing deposits represented 30.9% of total deposits at September 30, 2018 compared to 29.1% at September 30, 2017 and 30.4% at June 30, 2018.

•	Non-accrual loans represented 0.58% of total loans as of September 30, 2018, compared to 0.02% September 30, 2017 and 0.10% of total loans as of June 30, 2018.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2018.

George J. Guarini, President and Chief Executive Officer of the Company stated, “While we are disappointed to report a decline in earnings per share this quarter as a result of an increase in our provision for loan losses, we are confident that this is not a reflection of the overall credit quality of our loan portfolio. It was necessary to increase our loan loss provisions as a result of two long standing banking relationships that are experiencing cash flow problems migrating to non-accrual status during the third quarter of 2018. Our overall credit quality metrics remain strong.”

Mr. Guarini continued, “Our pending New Mexico acquisition is expected to close in the fourth quarter and we continue to actively look for new opportunities to expand our geographical market reach, build market penetration, and add value for our clients and increase earnings per share for our shareholders.”

Proposed Acquisition of Bethlehem Financial Corporation

On August 10, 2018, the Company entered into a definitive agreement (the "Agreement") with Bethlehem Financial Corporation (“BFC”), headquartered in Belin, New Mexico, pursuant to which BFC will be merged with and into BayCom Corp, and immediately thereafter BFC’s bank subsidiary, MyBank, will be merged with and into United Business Bank. MyBank serves central New Mexico through five branches operating in Belen, Rio Communities, Los Lunas, Albuquerque, and Mountainair, New Mexico. Under the terms of the Agreement, BFC shareholders will receive $62.00 in cash for each share of BFC common stock or approximately $23.5 million in aggregate.

In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, BFC will be required to pay the Company a termination fee of $1.5 million in cash. The proposed transaction has been approved by regulatory authorities and by the shareholders of BFC. It is expected to be completed on November 30, 2018.

Earnings

Net interest income increased to $13.0 million for the third quarter of 2018 compared to $12.0 million in the same quarter a year ago and was $12.6 million in the preceding quarter. The increase in net interest income compared to the same period in 2017 was primarily due to an increase in average interest earning assets largely related to the Plaza Bank acquisition in November 2017 and, to a lesser extent, net proceeds received from the issuance of common stock in the second quarter of 2018. Average interest earning assets increased $159.6 million or 11.9% for the three months ended September 30, 2018 compared to the same period in 2017, largely due to the Plaza Bank acquisition in November 2017. Interest income on loans for the quarters ended September 30, 2018 and September 30, 2017 included $948,000 and $1.5 million, respectively, in accretion of purchase accounting fair value adjustments on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts, compared to $644,000 for the quarter ended June 30, 2018. The net discount on these purchased loans was $6.3 million, $7.9 million, and $7.1 million at September 30, 2018, September 30, 2017 and June 30, 2018, respectively.

The Company’s net interest margin was 4.06% for the third quarter of 2018 compared to 4.28% for the third quarter a year ago, and 4.11% for the preceding quarter. The decrease in net interest margin during the third quarter of 2018 compared to the same quarter a year earlier is the result of a lower yield on loans, primarily due to a decline in the accretion of acquisition accounting discounts, and an increase in the average balance outstanding of lower yielding cash and investments. Net interest margin is enhanced by the amortization of acquisition accounting discounts on loans acquired in the acquisitions. Accretion of acquisition accounting discounts on loans and the recognition of revenue from purchase credit impaired loans in excess of discounts increased our net interest margin by 23 basis points, 52 basis points and 19 basis points during the third quarter of 2018, third quarter of 2017, and the second quarter of 2018, respectively. Our average yield on loans for the third quarter of 2018 was 5.24% compared to 5.67% for the same quarter last year and 5.40% for the second quarter of 2018. Our average cost of funds for the third quarter of 2018 was 0.64%, up slightly from 0.60% for the third quarter of 2017 and was 0.59% for the second quarter of 2018.

Non-interest income for the third quarter of 2018 totaled $1.6 million compared to $1.1 million in the same quarter in 2017, and $2.1 million in the previous quarter. The increase in non-interest income compared to the same quarter last year was primarily due to increases in loan fee income, and other fees and service charges. Other non-interest income also increased primarily due to income received on the investment in a Small Business Investment Company fund. Non-interest income for the second quarter in 2018 was higher compared to the third quarter in 2018 primarily due to the recognition of benefits received under two Bank owned life insurance policies.

Non-interest expense for the third quarter of 2018 totaled $8.4 million, an increase of $650,000, or 8.4%, compared to $7.8 million for the third quarter of 2017, and decreased $240,000, or 2.87%, compared to $8.7 million for the second quarter of 2018. The second quarter of 2018 included a $600,000 write-down of acquired office facilities held-for-sale which is reflected in other miscellaneous non-interest expense. Non-interest expenses for the third quarter of 2018 compared to same period last year increased primarily due to an increase in salary and benefits including an increase in the number of employees from our two acquisitions in 2017. Professional expenses increased in 2018 compared to the same period in 2017 due to one-time consulting services related to the implementation of enhanced regulatory compliance and risk management processes and an increase in audit and accounting fees, partially offset by a decline in data processing expenses. Data processing expenses in 2017 included certain on-time expenses related to one of our acquisitions.

Loans and Credit Quality

Loans, net of deferred fees, increased $58.2 million, or 6.9%, to $901.9 million at September 30, 2018, from $843.7 million at September 30, 2017 and decreased $11.2 million, or 1.2%, as compared to $913.1 million at June 30, 2018. The increase in loans from the comparable period in 2017 was primarily due to the Plaza Bank merger in the fourth quarter of 2017. The decline in the third quarter of 2018 compared to the previous quarter was primarily the result of significantly higher loan prepayments due to the prepayment of acquired loans and a decline in loan originations. Loan originations for the quarter ended September 30, 2018 totaled $32.7 million compared to $24.6 million during the third quarter of 2017 and $42.3 million during the second quarter 2018. Loan originations in the third quarter of 2018 were spread throughout our markets with the majority focused in San Francisco, Contra Costa, San Mateo and Los Angeles Counties, with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Non-accrual loans totaled $5.2 million, or 0.58% of total loans, compared to $187,000, or 0.02% of total loans, at September 30, 2017 and $932,000, or 0.10% of total loans, at June 30, 2018. The increase in non-accrual loans from a year ago and the prior quarter primarily related to the migration of two loans totaling $4.4 million to non-accrual status. These loans were related to two long-standing borrowers of the Bank. At September 30, 2018, $2.3 million of our non-accrual loans are guaranteed by government agencies compared to $456,000 at June 30, 2018. At September 30, 2018, accruing loans past due 30 to 89 days totaled $1.4 million compared to none at September 30, 2017 and $2.7 million at June 30, 2018. At September 30, 2018, accruing loans past due more than 90 days were $1.4 million compared to none at September 30, 2017 and $122,000 at June 30, 2018.

At September 30, 2018, our allowance for loan losses was $5.5 million, or 0.61% of total loans, compared to $4.1 million, or 0.48% of total loans, at September 30, 2017 and $4.6 million, or 0.50% of total loans, at June 30, 2018. The allowance for loan losses plus the discount recorded on acquired loans totaled $11.8 million, representing 1.30% of total loans at September 30, 2018 compared to $12.0 million or 1.40% of total loans at September 30, 2017 and $11.7 million or 1.28% of total loans at June 30, 2018. Included in the carrying value of loans are net discounts on acquired loans as they are carried at their estimated fair value on the date on which they were acquired. As of September 30, 2018, acquired loans net of their discounts totaled $343.9 million compared to $363.6 million at September 30, 2017 and $362.7 million at June 30, 2018. The provision for loan losses recorded in the third quarter of 2018 totaled $1.1 million compared to $58,000 for the same quarter in 2017 and $243,000 for the second quarter of 2018. At September 30, 2018, our allowance for loan losses specific reserves increased to $685,000 compared to $13,000 at both September 30, 2017 and June 30, 2018.

Deposits and Borrowings

Deposits totaled $1.13 billion at September 30, 2018 compared to $1.05 billion at September 30, 2017, and $1.14 billion at June 30, 2018. The increase in deposits from the same quarter a year ago was primarily attributable to the $54.2 million of deposits acquired in connection with our Plaza Bank acquisition in November 2017, and to a slightly lesser extent, organic growth. Non-interest bearing deposits totaled $349.3 million, or 30.9% of total deposits, at September 30, 2018 compared to $307.1 million, or 29.1% of total deposits, at September 30, 2017, and $346.2 million, or 30.4% of total deposits, at June 30, 2018.

At September 30, 2018, borrowings totaled $5.4 million compared to $11.4 million at September 30, 2017 and $5.4 million at June 30, 2018. During the second quarter 2018 we repaid $6.0 million in long-term secured borrowings out of the net proceeds from our initial public offering. Our borrowings at September 30, 2018 relate to junior subordinated debentures assumed in connection with our acquisition of First ULB Corp. in April 2017.

Shareholders’ Equity

Total shareholders’ equity increased to $197.3 million at September 30, 2018 from $107.4 million at September 30, 2017, and $193.6 million at June 30, 2018. The increase in shareholders’ equity during 2018 compared to 2017 also included, in addition to net income, the common stock issued in our initial public offering of $66.0 million, net of expenses and underwriting commissions, and the issuance of common stock totaling $12.0 million in connection with our acquisition of Plaza Bank during the fourth quarter of 2017.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from the proposed merger of the Company and Bethlehem Financial Corporation (“BFC”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission ("SEC"), including our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 4, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

FINANCIAL HIGHLIGHTS (UNAUDITED)
(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2018	2018	2017	2018	2017
Performance Ratios:
Return on average assets (1)	1.05%	1.32%	1.07%	1.22%	0.85%
Return on average equity (1)	7.16%	13.34%	11.86%	9.82%	8.68%
Yield on earning assets (1)	4.46%	4.49%	4.69%	4.53%	4.61%
Rate paid on average interest bearing liabilities	0.64%	0.59%	0.60%	0.60%	0.67%
Interest rate spread - average during the period	3.82%	3.90%	4.09%	3.93%	3.94%
Net interest margin (1)	4.06%	4.11%	4.28%	4.14%	4.15%
Loan to deposit ratio	79.76%	80.25%	83.23%	79.76%	83.23%
Efficiency ratio (2)	57.44%	58.95%	59.40%	57.95%	65.86%
Charge-offs/(recoveries), net	$182	$243	$58	$294	$45

Per Share Data:
Shares outstanding at end of period	10,869,275	10,869,275	6,870,614	10,869,275	6,870,614
Average diluted shares outstanding	10,869,275	9,467,431	6,870,614	9,295,274	6,270,991
Diluted earnings per share	$0.31	$0.45	$0.46	$1.30	$0.97
Book value per share	18.15	17.82	15.63	18.15	15.63
Tangible book value per share (3)	16.84	16.48	13.62

Asset Quality Data:
Non-performing assets to total assets (4)	0.41%	0.07%	0.04%
Non-performing loans to total loans (5)	0.58%	0.10%	0.02%
Allowance for loan losses to non-performing loans	105.65%	493.56%	2179.14%
Allowance for loan losses to total loans	0.61%	0.50%	0.48%
Classified assets (graded substandard and doubtful)	$10,358	$7,906	$6,639
Total accruing loans 30-89 days past due	1,434	2,673	-
Total loans 90 days past due and still accruing	1,424	122	-

Capital Ratios:
Tier 1 leverage ratio - Bank	9.44%	9.46%	8.74%
Common equity tier 1 - Bank	13.55%	13.36%	12.18%
Tier 1 capital ratio - Bank	13.55%	13.36%	12.18%
Total capital ratio - Bank	14.18%	13.91%	12.70%
Equity to total assets at end of period	14.68%	14.39%	9.06%

Loans:
Real estate	$790,758	$803,192	$744,578
Non-real estate	112,225	116,083	106,816
Loans held for sale	585	334	1,490
Non-accrual loans	5,206	932	187
Mark to fair value at acquisition	(6,320)	(7,144)	(7,864)
Total Loans	$902,454	$913,397	$845,207

Other Data:
Number of full service offices	17	17	18
Number of full-time equivalent employees	164	165	148

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Non-performing assets consist of non-accruing loans and real estate owned.
(5)	Non-performing loans consist of non-accruing loans.

BAYCOM CORP
STATEMENT OF CONDITION (UNAUDITED)
At September 30, 2018, June 30, 2018, and September 30, 2017
(Dollars in thousands)

	September 30, 2018	June 30, 2018	September 30, 2017
Assets
Cash and due from banks	$314,217	$318,267	$246,038
Investments	78,136	64,132	45,696
Loans held for sale	585	334	1,490
Loans, net of deferred fees	901,869	913,063	843,717
Allowance for loans losses	(5,500)	(4,600)	(4,075)
Bank premises and equipment, net	7,744	7,773	8,549
Cash surrender value of Bank owned life insurance policies, net	16,586	16,510	17,113
Core deposit premium, net	3,904	4,194	4,664
Goodwill	10,365	10,365	9,126
Interest receivable and other assets	16,291	15,634	13,203
Total assets	$1,344,197	$1,345,672	$1,185,521

Liabilities and Shareholders' Equity
Liabilities
Deposits
Non-interest bearing	$349,346	$346,166	$307,107
Interest bearing:
Transaction accounts and savings	447,453	428,245	387,422
Premium money market	130,593	143,177	154,983
Time Deposits	203,329	220,580	204,971
Total deposits	$1,130,721	$1,138,168	$1,054,483
Other borrowings	-	-	6,000
Junior subordinated deferred interest debentures, net	5,428	5,417	5,372
Salary continuation plan	3,256	3,206	3,943
Interest payable and other liabilities	7,482	5,241	8,328
Total liabilities	$1,146,887	$1,152,032	$1,078,126

Shareholders' Equity

Common stock, no par value	$149,173	$148,809	$69,525
Retained earnings	48,703	45,185	37,703
Accumulated other comprehensive (loss) income	(566)	(354)	167
Total shareholders' equity	197,310	193,640	107,395
Total liabilities and shareholders' equity	$1,344,197	$1,345,672	$1,185,521

BAYCOM CORP
STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(Dollars in thousands, except earnings per share data)

	Three months ended				Nine months ended
	September 30,	June 30,	September 30,		September 30,	September 30,
	2018	2018	2017		2018	2017
Interest income
Interest Income - non-real estate	$1,428	$1,452	$1,401		$4,279	$3,679
Interest Income - real estate	9,668	9,977	9,225		29,299	22,830
Interest on investment securities	564	350	242	#	1,278	407
Interest on Federal funds sold and other bank deposits	1,679	1,328	774		3,914	1,624
Mark to market accretion and net fee amortization	948	644	1,489		2,820	2,710
Total interest income	$14,287	$13,751	$13,131		$41,590	$31,250
Interest expense
Interest on transaction accounts	546	489	458		1,488	1,376
Interest on time deposits	633	536	530		1,695	1,502
Interest on borrowings	93	126	151		378	252
Total interest expense	$1,272	$1,151	$1,139		$3,561	$3,130
Net interest income	13,015	12,600	11,992		38,029	28,120
Provision for loan losses	1,081	243	58		1,578	345
Net interest income after provision for loan losses	$11,934	$12,357	$11,934		$36,451	$27,775
Non-interest income
Loan fee income	312	274	150		830	460
Service charge income	75	77	77		239	185
Other fees and service charges	436	392	303		1,187	636
Gain on sale of loans	424	548	436		1,623	1,712
Other Income	391	792	117		1,568	455
Total non-interest income	$1,638	$2,083	$1,083		$5,447	$3,448
Non-interest expense
Salaries and benefits	5,506	4,547	4,686		14,967	11,715
Occupancy	976	1,268	931		3,219	2,291
Professional	374	557	158		1,273	749
Insurance	146	107	157		411	356
Data processing	526	615	814		1,849	3,247
Office	272	329	335		984	812
Marketing	228	248	206		687	418
Core deposit premium	289	290	278		868	573
Net loan default expenses	7	3	40		51	219
Other miscellaneous	93	692	161		887	411
Total non-interest expense	$8,417	$8,656	$7,766		$25,196	$20,791
Income before provision for income taxes	5,155	5,784	5,251		16,702	10,432
Provision for income taxes	1,637	1,496	2,070		4,827	4,333
Net income	$3,518	$4,288	$3,181		$11,875	$6,099
Net income per common share:
Basic	$0.31	$0.45	$0.46		$1.30	$0.97
Diluted	$0.31	$0.45	$0.46		$1.30	$0.97
Weighted average shares used to compute net income per common share:
Basic	10,869,275	9,467,431	6,870,614		9,295,274	6,270,991
Diluted	10,869,275	9,467,431	6,870,614		9,295,274	6,270,991

Comprehensive income:
Net income	$3,518	$4,288	$3,181		$11,875	$6,099
Other comprehensive income:
Change in net unrealized (loss) gain on available-for-sale securities	(300)	(405)	109		(1,106)	125
Deferred tax expense (benefit)	88	120	(44)		327	(46)
Other comprehensive (loss) income, net of tax	(212)	(285)	65		(779)	79
Comprehensive income	$3,306	$4,003	$3,246		$11,096	$6,178

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in Thousands)
	September 30,	June 30,	September 30,
	2018	2018	2017
Non-GAAP Data:
Total common shareholders' equity	$197,310	$193,640	$107,395
less: Goodwill and other intangibles	14,269	14,559	13,790
Tangible common shareholders' equity	$183,041	$179,081	$93,605

Total assets	$1,344,197	$1,345,672	$1,185,521
less: Goodwill and other intangibles	14,269	14,559	13,790
Total tangible assets	$1,329,928	$1,331,113	$1,171,731

Tangible equity to tangible assets	13.76%	13.45%	7.99%
Average equity to average assets	14.62%	12.72%	9.84%
Tangible book value per share	$16.84	$16.48	$13.62

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp